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          U.S. FILTER
UNITED STATES FILTER CORPORATION


                                          NEWS RELEASE

73-710 FRED WARING DRIVE
PALM DESERT, CA 92260
(619) 340-0098

FOR FURTHER INFORMATION
CONTACT: DORRIE B. OSBORNE
(619) 340-0098

                  U.S. FILTER ANNOUNCES PRIVATE PLACEMENT OF
                 US$140 MILLION CONVERTIBLE SUBORDINATED NOTES

    Palm Desert, California, September 18, 1995. United State Filter Corporation (NYSE:USF) announced today the private placement of US$140 million of 6% Convertible Subordinated Notes due 2005. The Notes will be convertible into USF common stock at US$27.50 per share. U.S. Filter will use the proceeds from the sale of the Notes to fund the pending acquisition of Polymetrics, Inc., to repay indebtedness incurred in connection with the recently completed acquisition of Interlake Water Systems, to repurchase all of the outstanding share of its Series B Convertible Preferred Stock, and to repay indebtedness under its revolving line of credit. U.S. Filter will file a shelf registration statement with respect to the Notes. The Notes were placed by Donaldson, Lufkin & Jenrette Securities Corporation and PaineWebber Incorporated.

    U.S. Filter sold the Notes in accordance with Rule 144A and Regulation S under the U.S. Securities Act of 1933, as amended (the Act) and, therefore, the Notes have not been registered under the Act. The Notes may not be offered or sold in the United States absent an effective registration statement pursuant to the Act or an applicable exemption from the registration requirements of the Act, and applicable state securities laws.

    U.S. Filter is a leading global provider of industrial and commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, California, U.S. Filter services its customers and substantial installed base of systems through its global network of 117 sales and service facilities, including 11 manufacturing plants. In addition, U.S. Filter is a leading international provider of service deionization and outsourced water services, including the operation of water purification and wastewater treatment systems at customer sites.

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